Exhibit 99.2
STONE ENERGY CORPORATION
Announces Public Offering of $250 Million of Senior Notes
LAFAYETTE, LA. January 11, 2010
     Stone Energy Corporation (NYSE: SGY) today announced that it intends, subject to market conditions, to publicly offer $250 million aggregate principal amount of Senior Notes due 2017. The Senior Notes will be fully and unconditionally guaranteed by Stone Energy Offshore, L.L.C., a wholly-owned subsidiary of Stone. Stone intends to use the net proceeds from the offering to fund its pending tender offer and consent solicitation for its existing 8 1/4% Senior Subordinated Notes due 2011 and for general corporate purposes.
     Banc of America Securities LLC and J.P. Morgan Securities Inc. are acting as joint book-running managers for the Senior Notes offering. The offering will be made only by means of a preliminary prospectus supplement and the accompanying base prospectus, copies of which may be obtained on the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov. Alternatively, the underwriters will arrange to send you the preliminary prospectus supplement and related base prospectus if you request them by contacting Banc of America Securities LLC at One Bryant Park, New York, NY 10036, Attention: Prospectus Department or by calling (800) 294-1322 or J.P. Morgan Securities Inc. at 270 Park Avenue, 8th Floor, New York, NY 10017, Attention: Syndicate Desk or by calling (800) 245-8812.
     This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Senior Notes or any other securities, nor shall there be any sale of the Senior Notes or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A shelf registration statement relating to the securities has been filed with the SEC and became effective May 18, 2009. The offering and sale of the Senior Notes will be made pursuant to this effective shelf registration statement.
Forward Looking Statement
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.
     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region.

For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.